Exhibit 99.1

Antigenics Receives NASDAQ Delisting Notice

NEW YORK--(BUSINESS WIRE)--December 23, 2008--Antigenics Inc. (NASDAQ: AGEN) today announced that it received a letter, as expected, from the Listing Qualifications Staff of The NASDAQ Stock Market LLC (the “Staff”) indicating that it had not regained compliance with Marketplace Rule 4450(b)(1)(A), requiring a minimum $50 million market value of listed securities for continued inclusion on The NASDAQ Global Market.

The Staff has indicated that the company’s common stock is subject to delisting unless the company requests a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”). Antigenics intends to request a hearing before the Panel to present its plan to maintain continued listing. The company’s shares will continue to be listed on The NASDAQ Global Market pending the issuance of the Panel’s decision after the hearing. There can be no assurance that the Panel will grant the company’s request for continued listing. Alternatively, Antigenics may apply to have its listing transferred to the NASDAQ Capital Market, provided that it satisfies the requirements for continued listing on that market at the time of transfer.

Background

As announced on November 26, 2008, Antigenics received a letter from the Staff indicating that it was not in compliance with the $50 million minimum market value of listed securities nor the alternative requirement of a minimum $50 million in total assets and total revenue required for continued listing on The NASDAQ Global Market set forth in Marketplace Rules 4450(b)(1)(A) and 4450(b)(1)(B), respectively.

About Antigenics

Antigenics is a biotechnology company working to develop treatments for cancers and infectious diseases. For more information, please visit www.antigenics.com.

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to: (i) the company’s election to request a hearing before a NASDAQ Listing Qualifications Panel, (ii) the outcome of any such hearing and (iii) the company’s possible future application for transfer of its NASDAQ listing to the NASDAQ Capital Market. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues and NASDAQ’s ability to exercise its discretion with respect to decisions regarding the Company’s listing. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, as amended, and in other filings that we may make with the Securities and Exchange Commission from time to time. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. The Company’s business is subject to substantial risks and uncertainties, including those identified above. When evaluating the Company’s business and securities, investors should give careful consideration to these risks and uncertainties.

CONTACT:
Antigenics Inc.
Media:
Sunny Uberoi, 212-994-8206 or 917-443-3325
or
Investors:
Robert Anstey, 800-962-2436